Exhibit 99

                                   [LOGO] WLT      Investor Relations Department
                                         LISTED    P.O. Box 31601
                                          NYSE     Tampa, Florida 33631-3601
                                                   Telephone: (813) 871-4404
                                                   www.walterind.com

FOR IMMEDIATE RELEASE

            WALTER INDUSTRIES ANNOUNCES SECOND QUARTER 2004 RESULTS

           -- EPS of $0.21 Substantially Exceeds Prior Year Period
                         and Earlier Expectations --

    TAMPA, Fla., July 27 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) today reported earnings of $0.21 per diluted share for the second quarter ended June 30, 2004, compared to a net loss of $0.61 per diluted share for the year-ago period. Net income for the quarter was $8.3 million, compared to a net loss of $27.1 million in the year-ago period. Results for the prior year period included an after-tax loss of $44.1 million from discontinued operations. Earnings for the second quarter exceeded the Company's most recently issued guidance of $0.10 to $0.15 per diluted share.

    Pre-tax income from continuing operations for the second quarter was $14.4 million, versus a pre-tax loss from continuing operations of $4.8 million for the prior year period. The prior year period results included $12.4 million in expenses at U.S. Pipe related to settling litigation matters and the closure of U.S. Pipe's castings plant in Anniston, Alabama.

    "We achieved improved financial results in the quarter, including better than expected performance in our Natural Resources and Financing segments," said Chairman and Chief Executive Officer Don DeFosset. "We remain optimistic about further improvement in the second half of 2004, especially with higher priced contracts for metallurgical coal at Natural Resources. We also expect improved second-half performance in the Homebuilding and Industrial Products segments."

    Second quarter 2004 results included the following items, net of tax:

    * Unamortized debt costs of $1.6 million were expensed due to the early prepayment of $112 million in bank term debt, which resulted from the issuance of $175 million of convertible bonds

    * A valuation allowance of $1.8 million was established for certain deferred state tax assets in the Homebuilding segment

    * Vestal Manufacturing was sold for $6.0 million, resulting in a loss of $0.8 million

    * Other Post-Retirement Employee Benefit liabilities at Natural Resources were reduced, which increased income by $1.0 million

    Net sales and revenues for the quarter were $379.9 million compared to $354.5 million in the prior year period. Increased sales in the current period were primarily attributable to favorable coal and ductile iron pipe selling prices, partially offset by lower volumes in the Homebuilding segment.

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    In addition to strong second quarter performances in the Financing and
Natural Resources segments, the Industrial Products segment returned to profitability compared to the previous year's quarter. A decrease in the provision for losses, improved delinquency rates, lower interest expense, and higher prepayment income led to better performance at Financing.
Profitability at Natural Resources increased significantly over the prior year period primarily driven by favorable spot coal and gas pricing and increased coal production. At U.S. Pipe, higher scrap iron costs, which increased 58% over the prior year period, continue to impact profitability. U.S. Pipe has been aggressively pursuing higher prices to compensate for the escalation of raw material and transportation costs, recently announcing its fifth price increase since last summer.

    Revenues and operating income at Homebuilding were lower during the quarter due to fewer unit completions and increased lumber costs. Management is intensely focused on increasing sales and unit completions during the second half of the year and is implementing several new sales and marketing programs to facilitate a return to profitability.

    In July, the Company's Financing business completed a $294 million mortgage-backed security issuance, generating $38 million in cash proceeds for general corporate purposes. These cash proceeds were used to eliminate outstanding borrowings under the Company's revolver and added $30 million of cash to the balance sheet.

    Second-Quarter Results By Operating Segment

    The Homebuilding segment reported second quarter revenues of $61.5 million, compared to $75.0 million in the year-ago period. Homebuilding completed 878 homes during the second quarter at an average selling price of $70,063, compared to 1,145 homes at an average price of $65,125 for the same period the previous year. The higher average sales price reflects the Company's ongoing strategy to market and sell larger homes with more amenities. The segment operating loss for the quarter was $6.7 million, compared to operating income of $2.4 million in the year-ago period. Homebuilding continues to experience reduced on-your-lot margins as a result of lower unit completions and increased lumber costs. Since March 2004, sales prices have increased 8% to offset increased raw material costs. The Homebuilding group is aggressively taking further action to restore profitability, including:

    *   Launching strategically focused marketing and advertising campaigns

    * Implementing numerous cost-containment initiatives such as closing 15 non-performing sales centers since the beginning of the year

    *   Introducing new models and expanding customer promotions

    *   Enhancing employee training and incentive programs

    Financing segment revenues for the second quarter were $62.8 million, compared to $59.9 million in the prior year period. Second quarter operating income was up 19% versus the prior year period largely due to lower delinquency rates, enhanced loss mitigation activities, and higher prepayment income. Foreclosure activity within the instalment note portfolio has also declined substantially primarily due to improved delinquency rates and better management of defaulted accounts. Prepayment speeds were 11% in the second quarter, compared to 8.5% in the year-ago period. Delinquencies (the percentage of

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amounts outstanding over 30 days past due) were 5.2% at June 30, 2004, versus
6.6% from the year-ago quarter.

    The Industrial Products segment reported revenues of $145.0 million, compared to $128.1 million in the prior year period. The increase in revenue was due to significantly improved pricing at U.S. Pipe. Operating income was $1.4 million, compared to a loss of $12.4 million in the prior year period. The prior year's second quarter included a pre-tax litigation expense settlement of $6.5 million and a $5.9 million pre-tax charge related to the closure of manufacturing operations at the Anniston, Alabama castings plant. Excluding these non-recurring items in 2003, operating income increased
$1.4 million primarily due to increases in ductile iron pipe prices, which were partially offset by higher scrap iron costs.

    The Natural Resources segment reported second quarter revenues of $89.2 million, compared to $69.3 million in the year-ago period. Operating income was $14.7 million, significantly higher than the second quarter of 2003, as favorable pricing from metallurgical coal and natural gas sales, plus higher coal production, drove profitability. Coal production in the second quarter increased 29% over the same period last year due to strong operating performance at each of the mines. Jim Walter Resources sold 1.85 million tons of coal at an average price of $41.47 per ton in the second quarter, compared to 1.66 million tons in the prior year's quarter at an average price of $35.58. The natural gas operation sold 2.05 billion cubic feet of gas in the second quarter at an average price of $5.77 per thousand cubic feet, compared to sales of 2.21 billion cubic feet at $4.49 per thousand cubic feet in the prior year quarter.

    Operating income for Sloss Industries, which is included in the Other segment, was $2.4 million. Results exceeded the prior year period by $3.9 million, primarily due to improved production and higher prices for furnace and foundry coke.

    Outlook

    Based on current business forecasts and anticipated market conditions, Walter Industries expects to generate third quarter earnings in the range of $0.40 to $0.45 per diluted share. The Company's full-year 2004 EPS guidance remains at $0.85 - $1.00 per diluted share.

    Conference Call Webcast

    Walter Industries Chairman and CEO Don DeFosset and members of the Company's leadership team will discuss quarterly results and other general business matters on a conference call and live Webcast to be held on Wednesday, July 28, 2004, at 9:00 a.m. Eastern time. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com.

    Walter Industries, Inc. is a diversified company with annual revenues of $1.3 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,200 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services at
(813) 871-4404, or visit the corporate Web site at http://www.walterind.com.

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    Safe Harbor Statement

    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $16 million of receivables associated with working capital adjustments arising from the sales of subsidiaries in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

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                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED EARNINGS PER SHARE
                                    Unaudited

                                                    For the three months
                                                       ended June 30,
                                              ---------------------------------
                                                   2004               2003
                                              --------------     --------------

Basic Income (Loss) per share:

Income from continuing operations             $         0.22     $         0.39
Discontinued Operations                                 --                (1.01)
                                              --------------     --------------

Basic Net Income (Loss) per share             $         0.22     $        (0.62)
                                              ==============     ==============

Weighted average number of basic
 shares outstanding                               38,304,441         43,824,464
                                              ==============     ==============

Diluted Income (Loss) per share:

Income from continuing operations             $         0.21     $         0.38
Discontinued Operations                                 --                (0.99)
                                              --------------     --------------

Diluted Net Income (Loss) per share           $         0.21     $        (0.61)
                                              ==============     ==============

Weighted average number of diluted
 shares outstanding                               39,009,031         44,149,539
                                              ==============     ==============

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                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                         For the three months
                                                            ended June 30,
                                                       ------------------------
                                                         2004           2003
                                                       ---------      ---------
Net sales and revenues:
    Net sales                                          $ 322,363      $ 294,231
    Interest income on instalment
     notes                                                56,407         55,552
    Miscellaneous                                          1,098          4,752
                                                       ---------      ---------
                                                         379,868        354,535
                                                       ---------      ---------

Cost and expenses:
    Cost of sales (exclusive of
     depreciation)                                       258,398        247,306
    Depreciation                                          15,249         13,388
    Selling, general and administrative                   50,114         43,497
    Provision for losses on instalment
     notes                                                 2,902          3,306
    Postretirement benefits                                  593          2,066
    Interest expense - mortgage-
     backed/asset-backed notes                            30,276         31,530
    Interest expense - senior debt                         6,206          4,235
    Amortization of other intangibles                      1,352          1,624
    Litigation expense                                      --            6,500
    Restructuring and impairment charges                     359          5,887
                                                       ---------      ---------
                                                         365,449        359,339
                                                       ---------      ---------

Income (loss) from continuing
 operations before income tax expense                     14,419         (4,804)

Income tax (expense) benefit                              (6,156)        21,760
                                                       ---------      ---------

Income from continuing operations                          8,263         16,956
Discontinued Operations, net of
 income taxes                                               --          (44,068)
                                                       ---------      ---------

Net Income (Loss)                                      $   8,263      $ (27,112)
                                                       =========      =========
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                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                  Unaudited

                                                         For the three months
                                                            ended June 30,
                                                      -------------------------
                                                         2004            2003
                                                      ---------       ---------

NET SALES AND REVENUES:
Homebuilding                                          $  61,543       $  74,969
Financing                                                62,798          59,905
Industrial Products                                     145,007         128,104
Natural Resources                                        89,169          69,263
Other                                                    27,260          27,361
Consolidating Eliminations                               (5,909)         (5,067)
                                                      ---------       ---------
                                                      $ 379,868       $ 354,535
                                                      =========       =========

OPERATING INCOME (LOSS):
Homebuilding                                          $  (6,712)      $   2,437
Financing                                                16,649          13,993
Industrial Products                                       1,401         (12,397)
Natural Resources                                        14,719             304
Other                                                    (4,301)         (4,228)
Consolidating Eliminations                               (1,131)           (678)
                                                      ---------       ---------
Operating income (loss)                                  20,625            (569)
Senior debt interest expense                             (6,206)         (4,235)
                                                      ---------       ---------
Income (loss) from continuing
 operations before income tax expense                 $  14,419       $  (4,804)
                                                      =========       =========

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                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED EARNINGS PER SHARE
                                    Unaudited

                                                     For the six months
                                                        ended June 30,
                                              ---------------------------------
                                                   2004               2003
                                              --------------     --------------

Basic Income (Loss) per share:

Income from continuing operations             $         0.09     $         0.51
Discontinued Operations                                 --                (0.87)
Cumulative effect of change in
 accounting principle                                   --                 0.01
                                              --------------     --------------

Basic Net Income (Loss) per share             $         0.09     $        (0.35)
                                              ==============     ==============

Weighted average number of basic
 shares outstanding                               39,851,145         44,035,213
                                              ==============     ==============

Diluted Income (Loss) per share:

Income from continuing operations             $         0.09     $         0.51
Discontinued Operations                                 --                (0.87)
Cumulative effect of change in
 accounting principle                                   --                 0.01
                                              --------------     --------------

Diluted Net Income (Loss) per share           $         0.09     $        (0.35)
                                              ==============     ==============

Weighted average number of diluted
 shares outstanding                               40,447,642         44,298,484
                                              ==============     ==============

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                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                          For the six months
                                                            ended June 30,
                                                       ------------------------
                                                          2004           2003
                                                       ---------      ---------
Net sales and revenues:
    Net sales                                          $ 588,046      $ 544,555
    Interest income on instalment
     notes                                               111,673        110,092
    Miscellaneous                                          6,185          7,063
                                                       ---------      ---------
                                                         705,904        661,710
                                                       ---------      ---------

Cost and expenses:
    Cost of sales (exclusive of
     depreciation)                                       484,390        450,471
    Depreciation                                          30,501         27,136
    Selling, general and administrative                   99,874         83,922
    Provision for losses on instalment
     notes                                                 5,032          6,336
    Postretirement benefits                                3,105          4,332
    Interest expense - mortgage-
     backed/asset-backed notes                            62,002         62,986
    Interest expense - senior debt                        10,151          7,767
    Amortization of other intangibles                      2,837          3,098
    Litigation expense                                      --            6,500
    Restructuring and impairment charges                     514          5,887
                                                       ---------      ---------
                                                         698,406        658,435
                                                       ---------      ---------

Income from continuing operations
 before income tax expense                                 7,498          3,275

Income tax (expense) benefit                              (3,837)        19,369
                                                       ---------      ---------

Income from continuing operations                          3,661         22,644
Discontinued Operations, net of
 income taxes                                               --          (38,471)
Cumulative effect of change in
 accounting principle (net of income
 tax expense of $123)                                       --              376
                                                       ---------      ---------

Net Income (Loss)                                      $   3,661      $ (15,451)
                                                       =========      =========

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                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                  Unaudited

                                                         For the six months
                                                            ended June 30,
                                                     --------------------------
                                                       2004             2003
                                                     ---------        ---------

NET SALES AND REVENUES:
Homebuilding                                         $ 125,660        $ 139,499
Financing                                              123,778          119,134
Industrial Products                                    259,084          223,948
Natural Resources                                      153,823          135,939
Other                                                   54,082           53,841
Consolidating Eliminations                             (10,523)         (10,651)
                                                     ---------        ---------
                                                     $ 705,904        $ 661,710
                                                     =========        =========

OPERATING INCOME (LOSS):
Homebuilding                                         $ (15,521)       $   4,400
Financing                                               30,496           29,052
Industrial Products                                       (149)         (16,322)
Natural Resources                                       12,406            1,631
Other                                                   (8,230)          (6,362)
Consolidating Eliminations                              (1,353)          (1,357)
                                                     ---------        ---------
Operating income                                        17,649           11,042
Senior debt interest expense                           (10,151)          (7,767)
                                                     ---------        ---------
Income from continuing operations
 before income tax expense                           $   7,498        $   3,275
                                                     =========        =========

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                     WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                             SUPPLEMENTAL INFORMATION
                                ($ in Thousands)
                                    Unaudited

                                       For the     For the  For the    For the
                                        three        six     three       six
                                        months      months   months     months
                                        ended       ended    ended      ended
                                       June 30,    June 30, June 30,   June 30,
                                         2004        2004     2003       2003
                                       --------    -------- --------   --------

Depreciation:
    Homebuilding                        $ 1,213    $ 2,458   $ 1,227   $  2,208
    Financing                               354        692       204        403
    Industrial Products                   6,890     13,743     6,516     13,334
    Natural Resources                     5,570     11,164     4,238      8,476
    Other                                 1,222      2,444     1,203      2,715
                                        -------    -------   -------   --------
                                        $15,249    $30,501   $13,388   $ 27,136
                                        =======    =======   =======   ========

Amortization of other intangibles:
    Financing                           $ 1,352    $ 2,837   $ 1,624   $  3,098

Restructuring and impairment charges
 (recoveries) (pretax):
    Mine No. 5 shutdown costs           $   534    $   393   $    --   $     --
    U.S. Pipe Anniston plant shutdown
     costs                                 (175)       121     5,887      5,887
                                        -------    -------   -------   --------
                                        $   359    $   514   $ 5,887   $  5,887
                                        =======    =======   =======   ========

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                     WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in Thousands)
                                    Unaudited

                                             June 30,    December 31,  June 30,
                                               2004         2003         2003
                                            ----------   ----------   ----------
ASSETS
Cash and cash equivalents                   $   15,650   $   59,982   $   15,446
Short-term investments, restricted             103,177      100,315      112,279
Marketable securities                              604          652          651
Instalment notes receivable, net of
 allowance of $12,685, $12,675 and
 $11,203, respectively                       1,750,296    1,757,832    1,748,729
Receivables, net                               178,038      155,497      181,157
Income tax receivables                          14,801       17,271       45,647
Inventories                                    215,178      215,855      199,290
Prepaid expenses                                 9,236        6,528        9,930
Property, plant and equipment, net             337,242      352,529      358,062
Assets held for sale                              --           --         12,171
Assets of discontinued operations held
 for sale                                         --           --        302,114
Investments                                      6,117        6,326        6,525
Deferred income taxes                           43,381       47,498       43,151
Unamortized debt expense                        37,842       35,810       39,122
Other long-term assets, net                     40,042       35,472       35,296
Goodwill and other intangibles, net            147,125      149,962      155,452
                                            ----------   ----------   ----------
                                            $2,898,729   $2,941,529   $3,265,022
                                            ==========   ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                            $   95,071   $   99,889   $  103,132
Accrued expenses                               111,636      109,136       97,330
Debt:
  Mortgage-backed/asset-backed notes         1,780,950    1,829,898    1,862,539
  Other senior debt                            187,300      113,754      301,155
Accrued interest                                16,124       17,119       17,130
Liabilities of discontinued operations
 held for sale                                    --           --         86,432
Accumulated postretirement benefits
 obligation                                    286,463      292,300      292,659
Other long-term liabilities                    202,091      202,823      194,779
                                            ----------   ----------   ----------
Total liabilities                            2,679,635    2,664,919    2,955,156
Stockholders' equity                           219,094      276,610      309,866
                                            ----------   ----------   ----------
                                            $2,898,729   $2,941,529   $3,265,022
                                            ==========   ==========   ==========

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                   WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in Thousands)
                                    Unaudited
                                                          For the six months
                                                             ended June 30,
                                                       ------------------------
                                                         2004           2003
                                                       ---------      ---------

OPERATING ACTIVITIES
Income from continuing operations                      $   3,661      $  22,644
Adjustments to reconcile income to
 net cash provided by (used in)
 continuing operations:
   Provision for losses on instalment
    notes receivable                                       5,032          6,336
   Depreciation                                           30,501         27,136
   Provision for deferred income
    taxes                                                  3,978          5,839
   Accumulated postretirement
    benefits obligation                                   (5,837)        (3,743)
   Provision for (benefit from) other
    long-term liabilities                                  1,389         (1,360)
   Amortization of other intangibles                       2,837          3,098
   Amortization of debt expense                            5,475          2,887
   Loss on sale of assets                                  1,294           --
   Restructuring and impairment
    charges                                                  238          4,700
   Stock-based compensation expense                          364           --

Decrease (increase) in assets:
   Short-term investments, restricted                     (2,862)       (14,393)
   Marketable securities                                      48            959
   Receivables, net                                      (24,407)       (21,144)
   Income taxes receivable                                 2,609        (21,338)
   Inventories                                            (2,383)        (9,982)
   Prepaid expenses                                       (2,708)        (2,285)
Increase (decrease) in liabilities:
   Accounts payable                                       (3,599)         8,402
   Accrued expenses                                        6,039         (6,344)
   Accrued interest                                         (995)        (1,522)
                                                       ---------      ---------
        Cash flows provided by (used in)
         continuing operations                            20,674           (110)

        Cash flows (used in) provided by
         discontinued operations                          (3,611)        20,105
                                                       ---------      ---------
Cash flows provided by operating
 activities                                               17,063         19,995
                                                       ---------      ---------

INVESTING ACTIVITIES
  Notes originated from sales/resales
   of homes and purchases of loans                      (234,939)      (255,169)
  Cash collections on accounts and
   payouts in advance of maturity                        237,443        217,827
  Additions to property, plant and
   equipment, net of retirements                         (18,369)       (23,870)
  (Increase) decrease in investments
   and other assets, net                                  (5,958)         1,784
  Additions to property, plant and
   equipment of discontinued
   operations                                               --          (13,131)
  Proceeds from sale of subsidiary                         6,000           --
                                                       ---------      ---------
        Cash flows used in
         investing activities                            (15,823)       (72,559)
                                                       ---------      ---------

FINANCING ACTIVITIES
    Issuance of debt                                     370,600        881,370
    Retirement of debt                                  (347,442)      (802,596)
    Additions to unamortized debt
     expense                                              (6,067)        (6,756)
    Dividends paid                                        (2,370)        (2,629)
    Purchases of treasury stock                          (63,020)       (10,014)
    Exercise of employee stock
     options                                               2,727            401
                                                       ---------      ---------
        Cash flows (used in) provided by
         financing activities                            (45,572)        59,776
                                                       ---------      ---------

Net (decrease) increase in cash and
 cash equivalents                                        (44,332)         7,212
Cash and cash equivalents at
 beginning of period                                      59,982          8,234
                                                       ---------      ---------
Cash and cash equivalents at end of
 period                                                $  15,650      $  15,446
                                                       =========      =========

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